UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

Coherus Oncology, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

This Schedule 14A relates solely to a communication made to Coherus Oncology, Inc. (the “Company”) employees related to a preliminary proxy statement in which the Company announced its Annual Shareholder Meeting to be held virtually on May 27, 2026, at 1:30pm PST.

To: All Employees Email

From: Rebecca Sunshine

April 14, 2026

Subject: Annual Shareholder Meeting

To All Coherus Employees,

We filed our Preliminary Proxy last week to announce our Annual Shareholder Meeting to be held virtually on May 27, 2026, at 1:30pm PST. There are several proposals in the Proxy for shareholders to vote on, including a proposal to reprice employee stock options which have strike prices that are $5 and above down to the closing price on the date of the meeting. The proposal requires that a majority of votes cast “FOR” to pass. We encourage you to vote your shares when you receive the proxy in the mail!

We anticipate filing the definitive proxy on April 20th which will provide more information.

Thank you, Rebecca

Rebecca Sunshine

Chief Human Resources Officer

TEL [***]

CELL [***]

333 Twin Dolphin Drive, Suite 600

Redwood City, CA 94065

Additional Information and Where to Find It

In connection with the Annual Meeting to vote on, among other matters, a one-time reduction in the exercise price of certain outstanding stock options that have an exercise price of $5.00 or more, the Company has filed with the SEC a preliminary proxy statement on Schedule 14A, and it may also file other documents regarding the Annual Meeting with the SEC. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the Annual Meeting.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN, IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING.

You may obtain a free copy of the proxy statement and other relevant documents (if and when they become available) that are or will be filed with the SEC for free at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s website at https://investors.coherus.com/sec-filings or by contacting the Company’s Investor Relations Department at IR@coherus.com.

Participants in the Solicitation

The Company and certain of its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the Annual Meeting. Information about the directors and executive officers of the Company, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the preliminary proxy statement for the 2026 annual meeting of the stockholders and other documents that may be filed from time to time with the SEC including, when available, the definitive proxy statement.